Exhibit 23.1A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2006 on the consolidated balance sheet of Widepoint Corporation as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended which report appears in Widepoint Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We consent to the incorporation by reference of our report in the previously filed registration statement of Widepoint Corporation on Form S-8 (File No. 333-55993).

/s/ Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
March 27, 2006